Exhibit(h)(4)(v)

            FORM OF EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of JULY, 2002 by and between MORGAN GRENFELL INVESTMENT TRUST, a Delaware business trust (the "Trust"), DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., a United Kingdom corporation (the "Advisor") and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Administrator"), with respect to the following:

         WHEREAS, the Advisor serves as Investment Adviser to the Trust's series set forth on Exhibit A pursuant to An Investment Advisory Contract dated July 30, 2002, and the Administrator serves as the Trust's Administrator pursuant to an Administration Agreement dated August 27, 1998 (collectively, the "Agreements").

         NOW, in  consideration  of the mutual  covenants  herein  contained and
other  good  and  valuable   consideration,   the  receipt   whereof  is  hereby
acknowledged, the parties hereto agree as follows:

      1. The Advisor and Administrator agree to waive their fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of all costs not specifically borne by the Advisor or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations.

      2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

      3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.


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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.



                                                MORGAN GRENFELL INVESTMENT
                                                TRUST

Attest:                                         By:
        -----------------------------------            -------------------------
Name:   Lisa A. Hertz                           Name:  Bruce A. Rosenblum
                                                Title: Assistant Secretary



                                                DEUTSCHE ASSET MANAGEMENT
                                                INVESTMENT SERVICES LTD.

Attest:                                         By:
         ---------------------------                   -------------------------
Name:    Lisa A. Hertz                          Name:
                                                Title:


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

                                    Exhibit A
                                    ---------

                                                        Total Fund Operating Expenses
Fund                                                    (as a percentage of average daily net assets)
----                                                    ---------------------------------------------
International Select Equity Fund - Investment Class                     1.50%
International Select Equity Fund - Institutional Class                  1.25%
International Select Equity Fund - Premier Class                        0.90%
International Select Equity Fund - Class A                              1.50%
International Select Equity Fund - Class B                              2.25%
International Select Equity Fund - Class C                              2.25%
Emerging Markets Debt Fund - Institutional Class                        0.50%


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